Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces CFO Transition

New Prague, Minnesota – March 4, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced that CFO Jeremy Brock has elected to pursue other opportunities and the Company and Mr. Brock have established a transition plan. Mr. Brock will continue in the role of CFO until July 1, 2020. Electromed has commenced a national search process to identify and recruit its next CFO.

Kathleen Skarvan, Electromed’s President and CEO, commented, "I would like to thank Jeremy for his leadership and many contributions to Electromed over the past eight years. He helped build a strong financial team and rigorous processes to support the growth of our business. We appreciate his willingness to assist during the CFO transition and know that he will be successful in his next endeavors.”

Mr. Brock added, "It has been rewarding to help build a vibrant business with Kathleen and the team. As a committed shareholder, I look forward to a bright future for Electromed in the years to come.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992.  Further information about the Company can be found at www.smartvest.com.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Kathleen Skarvan, President and Chief Executive Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

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